UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Lamb Weston Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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August 10, 2017

Dear Fellow Shareholders,

Fiscal 2017 was a transformational year for Lamb Weston. Last November, Lamb Weston became a stand-alone public company, allowing us to focus on our strategic growth initiatives and what we do best – making great french fries.

The separation required an incredible amount of work and effort by employees across our great company. I'm proud of the team's dedication to our customers and support of their growth agendas – something we never lost sight of, even during a time of significant transition.

Our focus and execution clearly shows in the results we delivered for fiscal 2017. Our efforts to drive volume growth, improve customer mix and product price/mix across all our segments resulted in solid sales growth and increased the profitability of our company. A few highlights from fiscal 2017 include:

  •
  Sales increased 6 percent with a good balance of volume growth and price/mix;
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  Income from operations increased 39% to $518 million; Adjusted EBITDA including unconsolidated joint ventures increased 19 percent to $707 million1;
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  We generated about $450 million of cash flow from operations;
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  We reinvested nearly $290 million of that cash flow into capital expenditures to support future growth;
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  We made good progress in reducing our leverage to about 3.7 times Adjusted EBITDA, well within our target range of 3.5 to 4 times; and
  •
  In the 8 months since the spin in November, we returned a little over $54 million to our shareholders.

Our dedication to serving our customers and their priorities is truly what differentiates Lamb Weston in this competitive marketplace. Serving our customers means partnering closely with them to understand and support their longer-term growth ambitions, both in North America and internationally. Our investments to expand capacity are one way we back that commitment.

In fiscal 2017, we completed two state-of-the-art production lines, adding more than 300 million pounds of capacity.

  •
  In November, our Lamb-Weston/Meijer joint venture started up its new french fry line at Bergen op Zoom in the Netherlands to support increasing demand in Europe as well as fast-growing international markets, like the Middle East. This facility added more than 250 million pounds of capacity.

  •
  In March, we started up our 50 million pound chopped and formed production line in Boardman, Oregon, to help support our customers' growth in the breakfast occasion in North America.

And for the coming year, our expansion and integration projects are on-track. We expect our 300 million pound french fry line in Richland, Washington, will be operational in late calendar 2017. Lamb-Weston/Meijer's investment in a joint venture to build an approximately 180 million pound facility in Russia remains on schedule to open in early calendar 2018, and will support increasing demand in that market. Lamb-Weston/Meijer is also beginning work to integrate and upgrade the 185 million pound capacity facility in the Netherlands that it recently acquired from Oerlemans Foods.

1 Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this letter for more information.

We are also supporting our customers' growth through innovation by working with them to expand menu options, increase consumer traffic and drive profitability. For example, in our Global segment, we're partnering with a North American chain as they test a coated french fry product – the first french fry on their menu. We also continue to support our range of regional, national and global chain customers with new limited time offerings that incorporate new products as well as new uses of our core product line.

In Foodservice, we are meeting the increasing consumer demand for simple-label offerings by expanding our Simple Recipe product platform, including recently adding a range of Lamb Weston branded offerings that include just three ingredients: potatoes, oil and sea salt. And in Retail, we recently launched a new mainstream brand, Grown in Idaho®. The brand complements our Alexia® premium products, licensed brand and private label retail fries, offering something for each shopper at the grocery store.

These are terrific examples that demonstrate the way our team sees possibilities in potatoes every day. I am proud of our performance and the progress we've made since becoming an independent company, and remain confident that Lamb Weston will continue to operate with excellence in the years ahead.

Sincerely,

Tom Werner, President and CEO

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. We undertake no responsibility for updating these statements. Readers of this letter should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this letter. These risks and uncertainties include, among other things: our ability to successfully execute our long-term value creation strategy; the competitive environment and related conditions in the markets in which we operate; political and economic conditions of the countries in which we conduct business and other factors related to our international operations; disruption of our access to export mechanisms; our ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; our future debt levels; the availability and prices of raw materials; changes in our relationships with our growers or significant customers; the success of our joint ventures; actions of governments and regulatory factors affecting our businesses; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this letter, which speak only as of the date of this letter.

Non-GAAP Financial Measures

To supplement the financial information included in this letter, we have presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The non-GAAP financial measure provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this letter. The non-GAAP financial measure presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define this non-GAAP financial measure in the same way. This measure is not a substitute for its comparable GAAP financial measure, net income, and there are limitations to using non-GAAP financial measures.

Management uses this non-GAAP financial measure to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our underlying operations. Management believes that presenting this non-GAAP financial measure provides investors with useful information because it (i) provides meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of this non-GAAP financial measure, when considered together with the corresponding GAAP financial measure and the reconciliation to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.

The following table reconciles net income to Adjusted EBITDA including unconsolidated joint ventures.

	For the Fiscal Years Ended May

	2017	2016

Net income attributable to Lamb Weston Holdings, Inc.	$326.9	$285.3
Income attributable to noncontrolling interests	13.3	9.3
Equity method investment earnings	(53.3)	(71.7)
Interest expense, net	61.2	5.9
Income tax expense	170.2	144.5

Income from operations	518.3	373.3

Depreciation and amortization	106.6	95.9
Items impacting comparability (a)
Expenses related to the Separation	26.5	5.3
Non-cash gain on assets	(3.1)	—
Expense related to actuarial losses in excess of 10% of related pension liability	—	59.5
Expenses related to SCAE Plan	—	0.1

Adjusted EBITDA (b)	648.3	534.1

Unconsolidated Joint Ventures
Equity method investment earnings	53.3	71.7
Interest expense, income tax expense, and depreciation and amortization included in equity method investment earnings	22.5	18.2
Items impacting comparability (c)
Gain related to pension plan settlement	—	(17.7)

Add: Adjusted EBITDA from unconsolidated joint ventures	75.8	72.2

Consolidated Joint Ventures
Income attributable to noncontrolling interests	(13.3)	(9.3)
Interest expense, income tax expense, and depreciation and amortization included in income attributable to noncontrolling interests	(3.7)	(3.6)

Subtract: EBITDA from consolidated joint ventures	(17.0)	(12.9)

Adjusted EBITDA including unconsolidated joint ventures	$707.1	$593.4

(a)
Fiscal 2017 and 2016 include $26.5 million and $5.3 million, respectively, of expenses related to the Separation. In all periods, the expenses related primarily to professional fees. Fiscal 2017 includes a $3.1 million non-cash gain on assets. Fiscal 2016 includes $59.5 million of charges reflecting Lamb Weston's portion of actuarial losses in excess of 10% of Conagra's pension liability for Conagra sponsored plans. Fiscal 2016 includes $0.1 million related to costs incurred in connection with Conagra's initiative to improve selling, general and administrative effectiveness and efficiencies, which is referred to as the Supply Chain and Administrative Efficiency Plan ("SCAE Plan").

(b)
Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(c)
Fiscal 2016 includes a $17.7 million non-cash gain related to the settlement of a pension plan at our Lamb-Weston/Meijer joint venture.